MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF THE CONTRIBUTED ENTITIES

Introduction

You should read the following discussion of the financial condition and results of operations of the Contributed Entities in conjunction with the historical combined financial statements and notes of the Contributed Entities and the pro forma financial statements of Williams Partners included elsewhere in this offering memorandum.

The Contributed Entities are owned by various wholly owned subsidiaries of Williams, and will be owned by Williams Partners upon the consummation of the Dropdown. The following discussion analyzes the financial condition and results of operations for these businesses on a combined basis. Unless the context clearly indicates otherwise, references in this Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Contributed Entities to “we,” “our,” “us” or similar language refer to the Contributed Entities. Please see Williams Partners’ 2008 10-K and 2009 10-Qs, all of which are incorporated by reference in this offering memorandum, for a discussion and analysis of Williams Partners’ historical financial condition and results of operations.

Contributed Pipeline Entities’ Business

The Contributed Pipeline Entities (referred to as Gas Pipeline) include Transco and Northwest Pipeline, which own and operate a combined total of approximately 14,000 miles of pipelines with a total annual throughput of approximately 2,700 trillion British Thermal Units of natural gas and peak-day delivery capacity of approximately 12 MMdt of gas. Gas Pipeline also holds interests in joint venture interstate and intrastate natural gas pipeline systems including a 24.5% interest in Gulfstream, which owns an approximately 745-mile pipeline with the capacity to transport approximately 1.26 million Dth per day of natural gas. Gas Pipeline also includes WMZ, including the interests of the general partner and incentive distribution rights.

Transco

Transco is an interstate natural gas transportation company that owns and operates a 10,100-mile natural gas pipeline system extending from Texas, Louisiana, Mississippi and the offshore Gulf of Mexico through Alabama, Georgia, South Carolina, North Carolina, Virginia, Maryland, Pennsylvania, and New Jersey to the New York City metropolitan area. The system serves customers in Texas and 11 southeast and Atlantic seaboard states, including major metropolitan areas in Georgia, North Carolina, Washington, D.C., New York, New Jersey, and Pennsylvania.

Operating Statistics

The following table summarizes transportation data for the Transco system for the periods indicated:

			Nine Months
			Ended
	Year Ended December 31,		September 30,
	2007	2008	2008	2009
	(TBtu)

Market-area deliveries:
Long-haul transportation	839	753	577	502
Market-area transportation	875	969	700	766

Total market-area deliveries	1,714	1,722	1,277	1,268
Production-area transportation	190	188	151	146

Total system deliveries	1,904	1,910	1,428	1,414

Average Daily Transportation Volumes	5.2	5.2	5.2	5.2
Average Daily Firm Reserved Capacity	6.6	6.8	6.8	6.8

Transco’s facilities are divided into eight rate zones. Five are located in the production area, and three are located in the market area. Long-haul transportation involves gas that Transco receives in one of the production-area zones and delivers to a market-area zone. Market-area transportation involves gas that Transco both receives and delivers within the market-area zones. Production-area transportation involves gas that Transco both receives and delivers within the production-area zones.

Northwest Pipeline

Northwest Pipeline is an interstate natural gas transportation company that owns and operates a 3,900-mile natural gas pipeline system extending from the San Juan basin in northwestern New Mexico and southwestern Colorado through Colorado, Utah, Wyoming, Idaho, Oregon and Washington to a point on the Canadian border near Sumas, Washington. Northwest Pipeline provides services for markets in California, Arizona, New Mexico, Colorado, Utah, Nevada, Wyoming, Idaho, Oregon and Washington directly or indirectly through interconnections with other pipelines. Currently, Williams owns a 65% interest in Northwest Pipeline and WMZ owns the remaining 35% interest. Assuming the successful closing of the Dropdown, the WMZ Exchange Offer and any follow-on cash call in which Williams Partners acquires any unexchanged WMZ units, Williams Partners will own 100% of Northwest Pipeline.

Operating Statistics

The following table summarizes volume and capacity data for the Northwest Pipeline system for the periods indicated:

			Nine Months
			Ended
	Year Ended December 31,		September 30,
	2007	2008	2008	2009
	(TBtu)

Total Transportation Volume	757	781	570	563
Average Daily Transportation Volumes	2.1	2.1	2.1	2.1
Average Daily Reserved Capacity Under Long-Term Base Firm Contracts, excluding peak capacity	2.5	2.5	2.5	2.6
Average Daily Reserved Capacity Under Short-Term Firm Contracts(1)	.8	.7	.7	.5

(1)	Consists primarily of additional capacity created from time to time through the installation of new receipt or delivery points or the segmentation of existing mainline capacity. Such capacity is generally marketed on a short-term firm basis.

Gulfstream

Gulfstream is a natural gas pipeline system extending from the Mobile Bay area in Alabama to markets in Florida. Williams and Spectra Energy, through their respective subsidiaries, each holds a 50% ownership interest in Gulfstream and provides operating services for Gulfstream. The Contributed Entities include a 24.5% interest in Gulfstream.

WMZ

WMZ was formed to own and operate natural gas transportation and storage assets. The Contributed Pipeline Entities include Williams Pipeline GP LLC, which owns an approximate 45.7% limited partner interest in WMZ and the 2% general partner interest in WMZ. WMZ owns a 35% interest in Northwest Pipeline.

Contributed Midstream Entities’ Businesses

The Contributed Midstream Entities (referred to as Midstream) include Williams’ natural gas gathering and processing assets not already held by Williams Partners, including certain West and Gulf Coast region gathering, processing and treating assets; the NGL marketing services; and certain other assets as described in detail in “Business of the Contributed Entities — Midstream Gas and Liquids Segment.”

Operating Statistics

The following table summarizes significant operating statistics for Midstream. The table excludes volumes associated with partially owned assets that are not consolidated for financial reporting purposes. The table includes 100% of the volumes associated with Wamsutter LLC, which is currently partially owned by Williams Partners and accounted for under the equity method of accounting in its historical results. Wamsutter LLC will become Williams Partners’ wholly owned subsidiary upon the consummation of the Dropdown.

			Nine Months
			Ended
	Year Ended December 31,		September 30,
	2007	2008	2008	2009

Gathering (TBtu)	510	500	372	406
Plant inlet natural gas (TBtu)	1,048	1,075	816	808
NGL production (Mbbls/d)	127	121	126	125
NGL equity sales (Mbbls/d)	81	70	72	68
Crude oil gathering (Mbbls/d)	80	70	69	111

Critical Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. We believe that the nature of these estimates and assumptions is material due to the subjectivity and judgment necessary, the susceptibility of such matters to change, and the impact of these on the financial condition or results of operations of these businesses on a combined basis.

Impairments of Long-Lived Assets and Investments

We evaluate our long-lived assets for impairment when we believe events or changes in circumstances indicate that we may not be able to recover the carrying value. Our computations utilize judgments and assumptions that may include the estimated fair value of the asset, undiscounted future cash flows, discounted future cash flows, and the current and future economic environment in which the asset is operated.

In addition to those long-lived assets for which impairment charges were recorded (see Note 4 of Notes to Combined Financial Statements included elsewhere in this offering memorandum), certain others were reviewed for which no impairment was required. These reviews included certain of Midstream’s Gulf Coast assets, which were evaluated for impairment utilizing judgments and assumptions including future volumes, fees and margins. The use of alternate judgments and/or assumptions could result in the recognition of different levels of impairment charges in the combined financial statements.

Contingent Liabilities

We record liabilities for estimated loss contingencies, including environmental matters, when we determine that a loss is probable and the amount of the loss can be reasonably estimated. Revisions to contingent liabilities are generally reflected in income when new or different facts or information become known or circumstances change that affect the previous assumptions with respect to the likelihood or amount of loss. Liabilities for contingent losses are based upon our assumptions and estimates and upon advice of legal counsel, engineers, or other third parties regarding the probable outcomes of the matter. As new developments occur or more information becomes available, our assumptions and estimates of these liabilities may change. Changes in our assumptions and estimates or outcomes different from our current assumptions and estimates could materially affect future results of operations for any particular quarterly or annual period. See Note 16 of Notes to Combined Financial Statements included elsewhere in this offering memorandum.

Results of Operations

Combined Overview

Presented below is a summary of our combined results of operations for the two years ended December 31, 2008 and the nine months ended September 30, 2009 and 2008. The results of operations by segment (Gas Pipeline and Midstream) are discussed in further detail following this combined overview discussion.

			Nine Months
			Ended
	Year Ended December 31,		September 30,
	2007	2008	2008	2009
	(In millions)

Revenues	$5,326	$5,455	$4,504	$3,003
Costs and expenses:
Costs and operating expenses	3,776	4,027	3,336	2,063
Selling, general and administrative expenses	227	234	175	185
Other (income) expense — net	(32)	15	17	7
General corporate expenses	88	80	61	68

Total costs and expenses	4,059	4,356	3,589	2,323

Operating income	1,267	1,099	915	680
Interest accrued — net	(121)	(119)	(89)	(89)
Equity earnings	51	55	48	39
Other income — net	19	10	9	9

Income before income taxes	1,216	1,045	883	639
Provision (benefit) for income taxes	(144)	(952)	107	4

Net income	1,360	1,997	776	635
Less: Net income attributable to noncontrolling interests	7	113	97	78

Net income attributable to controlling interest	$1,353	$1,884	$679	$557

Nine months ended September 30, 2009 vs. nine months ended September 30, 2008

The decrease in revenues is primarily due to lower commodity prices for NGL and crude sales and marketing revenues in the Midstream segment.

The decrease in costs and operating expenses is primarily due to lower commodity prices for NGL and crude marketing purchases and natural gas associated with NGL production in our Midstream segment.

The decrease in operating income reflects an overall decline in NGL margins due to the energy commodity price environment experienced by the Midstream segment in the first nine months of 2009 compared to the first nine months of 2008.

Provision for income taxes decreased primarily due to the conversion of Transco from a corporation to a limited liability company, which is not subject to income taxes, on December 31, 2008.

2008 vs. 2007

The increase in revenues is primarily due to higher average prices on NGL sales, partially offset by lower NGL volumes in our Midstream segment.

The increase in costs and operating expenses is primarily due to increased costs of natural gas for processing fuel and shrink replacement in our Midstream segment.

Other (income) expense — net within operating income in 2008 includes $23 million of Gas Pipeline project development costs, partially offset by a $10 million gain on the sale of certain south Texas assets by Gas Pipeline.

Other (income) expense — net within operating income in 2007 includes:

•	Income of $18 million from a terminated firm transportation agreement on Northwest Pipeline’s Grays Harbor lateral; and

•	Income of $17 million from a change in estimate of a regulatory liability at Northwest Pipeline.

The decrease in operating income is due primarily to lower income for Midstream caused by a sharp decline in NGL prices in the latter part of 2008.

Benefit for income taxes in each period reflects the reversal of deferred tax liabilities in connection with the conversion of Transco and Northwest Pipeline from corporations to a limited liability company and a partnership, respectively, on December 31, 2008 and October 1, 2007, respectively. Subsequent to the conversion, Transco and Northwest Pipeline no longer provided for income taxes except for a partnership-level tax imposed by the state of Texas, which began in 2007.

Net income attributable to noncontrolling interests increased due to the sale of a partial ownership interest in Wamsutter LLC to Williams Partners in late 2007 and the initial public offering of WMZ in early 2008.

Results of Operations — Segments

Our businesses are organized into Gas Pipeline and Midstream Gas and Liquids segments. We evaluate performance based on segment profit from operations. See Note 17 of Notes to Combined Financial Statements included elsewhere in this offering memorandum.

Gas Pipeline

			Nine Months
			Ended
	Year Ended December 31,		September 30,
	2007	2008	2008	2009
	(In millions)

Segment revenues	$1,623	$1,637	$1,229	$1,202

Segment profit	$649	$661	$510	$474

Nine months ended September 30, 2009 vs. nine months ended September 30, 2008

Segment revenues decreased $27 million, or 2%, primarily due to a $31 million decrease in revenues from transportation imbalance settlements (offset in costs and operating expenses) and $9 million lower transportation and storage revenues, partially offset by a $15 million increase in other service revenues.

Costs and operating expenses increased $5 million, or 1%, primarily due to $13 million higher transportation-related fuel expense resulting from less favorable recovery from customers due to pricing differences, $12 million higher depreciation expense, and $8 million higher employee-related expenses. These increases were partially offset by a $31 million decrease in costs associated with transportation imbalance settlements (offset in segment revenues).

Selling, general and administrative expenses increased $4 million, or 3%, primarily due to an increase in pension expense. Gas Pipeline expects the higher pension costs to continue throughout 2009.

Other (income) expense — net in 2008 includes a $10 million gain on the sale of certain south Texas assets and a $9 million gain on the sale of excess inventory gas. Largely offsetting these changes from 2008 are $16 million lower project development costs in 2009.

Segment profit decreased $36 million, or 7%, primarily due to higher transportation-related fuel expense, depreciation and employee related costs.

2008 vs. 2007

Segment revenues increased $14 million, or 1%, due primarily to a $52 million increase in transportation revenues resulting primarily from Transco’s new rates, which were effective March 2007, and expansion projects that Transco placed into service in the fourth quarter of 2007. In addition, segment revenues increased $28 million due to transportation imbalance settlements (offset in costs and operating expenses). Partially offsetting these increases is the absence in 2008 of $59 million associated with a 2007 sale of excess inventory gas (offset in costs and operating expenses).

Costs and operating expenses decreased $11 million, or 1%, due primarily to the absence in 2008 of $59 million associated with a 2007 sale of excess inventory gas (offset in segment revenues). This decrease is partially offset by a $28 million increase in costs associated with transportation imbalance settlements (offset in segment revenues) and higher rental expense related to the Parachute Lateral that was transferred to Midstream in December 2007.

Other income — net changed unfavorably by $31 million due primarily to the absence of $18 million of income recognized in 2007 from a terminated firm transportation agreement on Northwest Pipeline’s Grays Harbor lateral and the absence of $17 million of income recorded in 2007 for a change in estimate of a regulatory liability at Northwest Pipeline. In addition, project development costs were $21 million higher in 2008. Partially offsetting these unfavorable changes is a $10 million gain in 2008 on the sale of certain south Texas assets by Transco and a $9 million gain in 2008 on the sale of excess inventory gas.

The $12 million, or 2%, increase in segment profit is due primarily to the favorable changes in segment revenues and costs and operating expenses as well as slightly higher equity earnings from Gulfstream. These increases are partially offset by the unfavorable change in other income — net.

Midstream Gas and Liquids

			Nine Months
			Ended
	Year Ended December 31,		September 30,
	2007	2008	2008	2009
	(In millions)

Segment revenues	$3,707	$3,828	$3,282	$1,806

Segment profit (loss):
Gathering & processing	760	682	532	309
NGL Marketing and other	42	(54)	26	42
Indirect general and administrative expense	(45)	(55)	(44)	(38)

Total	$757	$573	$514	$313

In order to provide additional clarity, our management’s discussion and analysis of operating results separately reflects the portion of general and administrative expense not allocated to an asset group as indirect general and administrative expense. These charges represent any overhead cost not directly attributable to one of the specific asset groups noted in this discussion.

Nine Months ended September 30, 2009 vs. Nine Months ended September 30, 2008

Segment revenues decreased $1,476 million, or 45%, largely due to:

•	A $881 million decrease in NGL and crude marketing revenues primarily due to lower average NGL and crude prices.

•	A $625 million decrease in revenues from the sale of NGLs received as compensation for processing services primarily due to lower average NGL prices.

These decreases are slightly offset by a $45 million increase in gathering and processing fee revenues primarily due to higher volumes resulting from connecting new supplies in the deepwater Gulf of Mexico in the latter part of 2008.

Segment costs and expenses decreased $1,285 million primarily as a result of:

•	A $909 million decrease in NGL and crude marketing purchases primarily due to lower average NGL and crude prices.

•	A $394 million decrease in natural gas costs for processing fuel and shrink replacement primarily due to lower average natural gas prices.

•	A $38 million increase in operating costs including $22 million higher depreciation related to our Blind Faith pipeline extensions that were placed into service during the latter part of 2008 and our new Willow Creek processing plant that was placed into service in the third quarter of 2009 and $11 million lower system gains related to lower natural gas prices.

The decrease in gathering & processing segment profit includes a $142 million decrease in the West region and an $81 million decrease in the Gulf Coast region.

The decrease in the West region’s segment profit includes:

•	A $141 million decrease in NGL margins due primarily to a significant decrease in average NGL prices, partially offset by a significant decrease in processing fuel and shrink replacement costs reflecting lower natural gas prices. NGL equity volumes were slightly higher in 2009 although both periods were unfavorably impacted by significant volume changes. Current year volumes include the unfavorable impact of certain producers electing to convert, in accordance with their gas processing agreements, from keep-whole to fee-based processing at the beginning of 2009. Prior year NGL equity volumes sold were unusually low primarily due to an increase in inventory as Midstream transitioned from product sales at the plant to shipping volumes through a pipeline for sale downstream, lower ethane recoveries to accommodate restrictions on the volume of NGLs Midstream could deliver into the pipelines and hurricane-related disruptions at a third-party fractionation facility at Mont Belvieu, Texas which resulted in an NGL inventory build-up. Lower NGL transportation costs due to the transition from our previous shipping arrangement to transportation on the Overland Pass pipeline also favorably impacted NGL margins in 2009.

•	A $24 million increase in fee revenues primarily due to new fees for processing Williams’ Exploration & Production’s natural gas production at Willow Creek, unusually low gathering and processing volumes in the first quarter of 2008 related to severe winter weather conditions, and producers converting from keep-whole to fee-based processing in the first quarter of 2009.

•	A $17 million increase in operating costs including lower system gains related to lower natural gas prices and higher depreciation expense for the new Willow Creek processing plant.

The decrease in the Gulf Coast region’s segment profit includes:

•	A $90 million decrease in NGL margins reflecting lower average NGL prices and lower volumes, primarily due to periods of reduced NGL recoveries during the first quarter of 2009 due to unfavorable NGL economics and natural declines in production sources. Lower processing fuel and shrink replacement costs reflecting lower natural gas prices partially offset these decreases.

•	$24 million higher fee revenues primarily due to higher volumes resulting from connecting new supplies from the Blind Faith prospect in the deepwater in the latter part of 2008.

•	A $18 million increase in depreciation primarily due to a $13 million increase related to Midstream’s Blind Faith pipeline extensions that came into service during the latter part of 2008.

The significant components of the $16 million increase in NGL marketing and other segment profit include:

•	$27 million in higher NGL marketing margins due primarily to favorable changes in pricing while product was in transit during 2009 as compared to unfavorable changes in 2008.

•	Partially offsetting were $13 million lower equity earnings in Aux Sable Liquid Products, LP.

2008 vs. 2007.

Segment revenues increased $121 million, or 3%, largely due to:

•	A $133 million increase in sales of NGLs received as compensation for processing services due primarily to 30% higher average NGL prices, partially offset by 15% lower volumes. Lower volumes resulted from reduced ethane recoveries at the plants during the last half of 2008 compared to higher volumes during 2007 as Midstream transitioned from shipping volumes through a pipeline for sale downstream to product sales at the plant.

•	A $28 million increase in fee-based revenues in the West region and the deepwater Gulf Coast region.

•	A $53 million decrease in NGL and crude marketing revenues due primarily to 25% lower NGL and 36% lower crude volumes, partially offset by 23% higher average NGL and 65% higher average crude prices.

Segment costs and expenses increased $305 million, or 10%, primarily as a result of:

•	A $180 million increase in natural gas costs for processing fuel and shrink replacement due primarily to higher average natural gas prices.

•	A $46 million increase in NGL and crude marketing purchases due primarily to higher average NGL and crude prices, partially offset by lower volumes as discussed in the revenue section above. The increase also includes a $9 million charge in 2008 to write down the value of NGL inventories to the lower of cost or market.

•	A $49 million increase in operating costs including higher depreciation, repair costs and property insurance deductibles related to the hurricanes, gas transportation expenses in the eastern Gulf of Mexico and employee costs.

•	A $20 million unfavorable change in other income and expense including $9 million lower income from favorable litigation outcomes.

The decrease in gathering & processing segment profit includes a $66 million decrease in the West region and a $12 million decrease in the Gulf Coast region.

The decrease in the West region’s segment profit includes:

•	A $65 million decrease in NGL margins due to significantly higher natural gas prices for processing fuel and shrink replacement and lower volumes sold, partially offset by higher NGL sales prices. The decrease in volumes sold is due primarily to restricted transportation capacity, unfavorable ethane economics, an increase in inventory during 2008, hurricane-related disruptions at a third-party fractionation facility, and lower equity volumes as processing agreements change from keep-whole to fee-based. These decreases were partially offset by a full year of production from the fifth train at the Opal processing plant, which began production in the first quarter of 2007.

•	A $10 million increase in operating costs driven by higher turbine and engine overhaul expenses, depreciation expense and employee costs.

•	A $21 million increase in fee revenues including new lease revenues from Gas Pipeline for the Parachute Lateral transferred to Midstream in December 2007.

The decrease in the Gulf Coast region’s segment profit includes:

•	$40 million higher operating costs including higher depreciation, gas transportation expenses and hurricane repair and property insurance deductibles.

•	$18 million higher NGL margins due primarily to higher NGL prices, partially offset by an increase in natural gas prices for processing fuel and shrink replacement and slightly lower NGL volumes sold due primarily to hurricane-related disruptions and unfavorable ethane economics.

•	$8 million higher fee revenues due primarily to new supplies connected in the deepwater.

The $96 million unfavorable change in NGL marketing and other segment profit reflects lower margins related to the marketing of NGLs due primarily to the impact of a significant and rapid decline in NGL prices during the fourth quarter of 2008 on a higher volume of product inventory in transit. This also includes a $9 million charge to write down the value of NGL inventories to lower of cost or market.

Financial Condition and Liquidity

Historically, we participated in Williams’ cash management program under unsecured promissory note agreements with Williams for both advances to and from Williams. As a result, we had access to Williams’ sources of liquidity. Under the Contribution Agreement, the outstanding advances will be distributed to Williams. See Note 3 of Notes to Combined Financial Statements included elsewhere in this offering memorandum. At the closing of the Dropdown we will begin using Williams Partners’ cash management program and sources of liquidity. During the periods presented, we have been primarily funded by our cash flows from operations.

Cash Flows

Combined Overview

Presented below is a summary of our cash flows for the two years ended December 31, 2008 and the nine months ended September 30, 2009.

			Nine Months
	Year Ended		Ended
	December 31,		September 30,
	2007	2008	2009
	(In millions)

Net cash provided (used) by:
Operating activities	$1,668	$1,317	$963
Financing activities	(630)	(461)	(227)
Investing activities	(1,031)	(849)	(744)

Increase (decrease) in cash and cash equivalents	$7	$7	$(8)

Operating activities

Net cash provided by operating activities in 2008 decreased from 2007 due primarily to:

•	Lower income for the Midstream segment caused by a sharp decline in NGL prices in the latter part of 2008.

•	$144 million of refunds paid to customers by Transco related to a general rate case with the FERC.

Net cash provided by operating activities for the nine months ended September 30, 2009, increased from the same period in 2008. The modest increase reflects:

•	The absence of $144 million of refunds paid by Transco in 2008 related to a general rate case with the FERC.

•	Lower operating results reflecting an overall unfavorable energy commodity price environment experienced by the Midstream segment in the first nine months of 2009 compared to the first nine months of 2008.

Financing Activities

2007

•	Northwest Pipeline issued $185 million of 5.95% senior unsecured notes due 2017 and retired $175 million of 8.125% senior unsecured notes, plus an early retirement premium of approximately $7 million.

•	Northwest Pipeline borrowed $250 million under Williams’ $1.5 billion credit facility to retire its $250 million 6.625% notes that matured in December 2007.

•	We distributed a total of $623 million, net, to Williams.

2008

•	Northwest Pipeline issued $250 million of 6.05% senior unsecured notes. These proceeds were used to repay Northwest Pipeline’s $250 million loan under Williams’ $1.5 billion credit facility.

•	Transco borrowed a total of $175 million under Williams’ $1.5 billion credit facility to retire its $100 million 6.25% notes that matured in January 2008 and a $75 million adjustable rate note due in April 2008.

•	Transco issued $250 million of 6.05% senior unsecured notes due 2018. These proceeds were used to repay Transco’s $175 million loan under Williams’ $1.5 billion credit facility.

•	We received $333 million from the completion of the WMZ initial public offering.

•	We distributed a total of $747 million, net, to Williams.

Nine months ended September 30, 2009

•	We distributed a total of $157 million, net, to Williams.

Investing Activities

2007

•	Capital expenditures totaled $979 million, including maintenance capital expenditures and Transco expansion projects by the Contributed Pipeline Entities, and the Willow Creek processing plant and the Perdido Norte and Blind Faith expansion projects by the Contributed Midstream Entities.

2008

•	Capital expenditures totaled $821 million, of which approximately two-thirds related to the Contributed Midstream Entities primarily for the continued construction of the Willow Creek processing plant and the Perdido Norte and Blind Faith expansion projects.

•	We contributed $44 million to our Gulfstream equity investment.

Nine months ended September 30, 2009

•	Capital expenditures totaled $609 million, including maintenance capital expenditures and Transco expansion projects by the Contributed Pipeline Entities and the Willow Creek processing plant and the Perdido Norte and Blind Faith expansion projects by the Contributed Midstream Entities.

•	$73 million of cash was received in 2009 as a distribution from Gulfstream following its debt offering.

•	$100 million cash payment for Midstream’s 51% ownership interest in the Laurel Mountain joint venture.

Contractual Obligations

The table below summarizes the maturity dates of contractual obligations, which relate to the Contributed Pipeline Entities and the Contributed Midstream Entities. The table is presented as of December 31, 2008.

		2010-	2012-
	2009	2011	2013	Thereafter	Total
	(Millions)

Long-term debt, including current portion(1):
Principal	$—	$300	$325	$1,353	$1,978
Interest	137	275	204	497	1,113
Capital leases	—	—	—	—	—
Operating leases	13	26	24	2	65
Purchase obligations(2)	617	102	57	21	797
Other long-term liabilities	—	—	—	—	—

Total	$767	$703	$610	$1,873	$3,953

(1)	The debt instruments in this table are classified by stated maturity date.

(2)	Includes up to $259 million of natural gas purchase, storage and transportation obligations at the Contributed Pipeline Entities in various amounts throughout the periods presented.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

The Contributed Entities have current interest rate risk exposure related primarily to the outstanding debt securities issued by Transco and Northwest Pipeline. This debt portfolio is comprised of fixed rate debt in order to mitigate the impact of fluctuations in interest rates. The tables below provide information about the Contributed Entities’ interest rate risk-sensitive instruments as of September 30, 2009 and December 31, 2008. Long-term debt in the tables represents principal cash flows, net of (discount) premium, and weighted-average interest rates by expected maturity dates. The fair value of our publicly traded long-term debt is valued using indicative year-end traded bond market prices. Private debt is valued based on market rates and the prices of similar securities with similar terms and credit ratings.

								Fair Value
								September 30,
	2009	2010	2011	2012	2013	Thereafter(1)	Total	2009
	(Dollars in millions)

Long-term debt, including current portion:
Fixed rate	$—	$17	$309	$325	$—	$1,346	$1,997	$2,178
Interest rate	—	8.5%	7.069%	8.875%	—	6.462%

								Fair Value
								December 31,
	2008	2009	2010	2011	2012	Thereafter(1)	Total	2008
	(Dollars in millions)

Long-term debt, including current portion :
Fixed rate	$—	$—	$—	$300	$325	$1,346	$1,971	$1,727
Interest rate	—	—	—	7.0%	8.875%	6.462%

(1)	Includes unamortized discount and premium.

Commodity Price Risk

The Contributed Entities are exposed to the impact of fluctuations in the market price of natural gas and natural gas liquids, as well as other market factors, such as market volatility and commodity price correlations. The Contributed Entities are exposed to these risks in connection with their owned energy-related assets and long-term energy-related contracts. In 2008 through 2009, a portion of these risks were managed using various derivative contracts.

Effects of Inflation

Our operations have benefited from relatively low inflation rates. At September 30, 2009, approximately 73 percent of our gross property, plant and equipment is at Gas Pipeline. Gas Pipeline is subject to regulation, which limits recovery to historical cost. While amounts in excess of historical cost are not recoverable under current FERC practices, we anticipate being allowed to recover and earn a return based on increased actual cost incurred to replace existing assets. Cost-based regulations, along with competition and other market factors, may limit our ability to recover such increased costs. For Midstream, operating costs are influenced to a greater extent by both competition for specialized services and specific price changes in oil and natural gas and related commodities than by changes in general inflation. Crude, natural gas, and natural gas liquids prices are particularly sensitive to the Organization of the Petroleum Exporting Countries (OPEC) production levels and/or the market perceptions concerning the supply and demand balance in the near future, as well as general economic conditions. However, our exposure to these price changes is reduced through the use of hedging instruments and the fee-based nature of certain of our services.

Environmental

The Contributed Entities are participants in certain environmental activities in various stages including assessment studies, cleanup operations and/or remedial processes at certain sites, some of which we currently do not own. See Note 16 of Notes to Combined Financial Statements included elsewhere in this offering memorandum. We are monitoring certain of these sites in a coordinated effort with other potentially responsible parties, the EPA, or other governmental authorities. We are jointly and severally liable along with unrelated third parties in some of these activities and solely responsible in others. The Contributed Entities also have some ongoing monitoring obligations under permits or regulations, as well as new closure obligations for surface containment installations. Current estimates of the most likely costs of such activities are approximately $12 million, all of which are recorded as liabilities on our balance sheet at September 30, 2009. We will seek recovery of substantially all of these accrued costs through future natural gas transmission rates. During 2009, we paid approximately $1 million for cleanup and/or remediation and monitoring activities. We expect to pay approximately $2 million in 2010 for these activities. Estimates of the most likely costs of cleanup are generally based on completed assessment studies, preliminary results of studies or our experience with other similar monitoring or clean up operations. At September 30, 2009, certain assessment studies were still in process for which the ultimate outcome may yield significant different estimates of most likely costs. The actual costs incurred will depend on the final amount, type and extent of compliance issues discovered at these sites, the final cleanup standards mandated by the EPA or other governmental authorities, and other factors.

We are subject to the CAA, which continues to evolve and requires the EPA to issue new regulations. We are also subject to constantly evolving regulation at the state and local level. In September 1998, the EPA promulgated rules designed to mitigate the migration of ground-level ozone in certain states and in January 2010 proposed a new rule regarding ground level ozone. In March 2004 and June 2004, the EPA promulgated additional regulation regarding hazardous air pollutants. All of these new regulations and proposals may result in the need for capital expenditures for additional controls at the Contributed Entities’ facilities. For example, capital expenditures necessary to install emission control devices on the Transco gas pipeline system to comply with rules were approximately $0.4 million in 2009 and are estimated to be between $5 million and $10 million through 2013. The actual costs incurred will depend on the final implementation plans developed by each state to comply with these regulations. We consider these costs on the Transco system associated with compliance with these environmental laws and regulations to be prudent costs incurred in the ordinary course of business and, therefore, recoverable through its rates.